EXHIBIT 10.26

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT is made and entered into this 31st day of August, 2012, by and between the NWP Building 4 LLC (“Landlord”) and LeMaitre Vascular, Inc. (“Tenant”).

WITNESSETH

WHEREAS, Landlord’s predecessor-in-interest, the Trustees of Northwest Associates, and Tenant originally entered into a lease dated March 23, 2010, as amended by a First Amendment of Lease (the “First Amendment”) dated September 14, 2010, and a Second Amendment of Lease dated October 31, 2011 (the “First Amendment”) (as amended, the “Lease”) with respect to certain portions of the building (the “Building”) located at 53 Second Avenue, Burlington, MA; and

WHEREAS, pursuant the Lease, the Premises initially consisted of a portion of the Building measuring approximately 17,617 rentable square feet;

WHEREAS, on November 1, 2011, the Premises were expanded by the addition of approximately 4,312 rentable square feet so that in total the Premises currently measure approximately 21,929 rentable square feet (with the Premises later to expand on the Expansion Date to the entire Building, as described below); and

WHEREAS, pursuant to the terms of the Lease, the Premises are scheduled to expand by the addition of approximately 5,360 rentable square feet as shown in Exhibit A-2 attached hereto (the “Expansion Premises”) on July 1, 2013 (such date being the “Expansion Date” as defined in Section 1.1 of the Lease) to consist of the entire Building and measuring approximately 27,289 rentable square feet.

WHEREAS, the parties now desire to accelerate the Expansion Date and provide for certain other modifications to the Lease.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other valuable consideration, the Lease is hereby modified and amended as follows:

1. The Expansion Date is hereby changed from July 1, 2013 to January 1, 2013. On the Expansion Date, (a) all references in the Lease to the “Premises” shall mean the entire Building, consisting of approximately 27,289 rentable square feet, as shown on Exhibit A-2, attached hereto, and (b) Exhibit A-2 attached hereto shall replace existing Exhibits A and A-1 to the Lease and thereafter all references in the Lease to ‘Exhibit A” and “Exhibit A-1” shall mean “Exhibit A-2” attached hereto.

2. Tenant agrees that Landlord has no obligation to pay Tenant the Secondary Allowance referenced in Section 3,3 of the Lease, as amended by the First Amendment. In the alternative, commencing on the Expansion Date, Landlord shall offset the Secondary Allowance against the Fixed Rent solely for the Expansion Premises by applying a credit in the amount of $3,573.00 per month against the monthly installments of Fixed Rent owing as of January 1, 2013, and continuing each month until the entire amount of the Secondary Allowance shall have been fully credited against the Fixed Rent. Except for such monthly credits, Tenant remains fully obligated to pay Fixed Rent owing each month on the remainder of the Premises, pursuant to the terms of the Lease. All other monetary obligations under the Lease, including Tenant’s obligations to pay Tenant’s Percentage of Operating Costs and Taxes, and amounts for utilities, shall be unchanged by the credit effected pursuant to the Paragraph 2.

3. With at least two weeks’ prior written notice to Landlord, Tenant shall be permitted to access the Expansion Premises for the purposes of performing Tenant’s improvements to the Expansion Premises prior to the Expansion Date. If Tenant so elects to commence its improvements in the Expansion Premises, such entry and all work shall be performed in accordance with all the provisions of the Lease, including the provisions of Section 6.2.5. Tenant shall not be obligated to pay Fixed Rent or Tenant’s Percentage of Operating Costs and Taxes until the Expansion Date, but shall pay Landlord of the cost of gas and water furnished to the Expansion Space during the period of Tenant’s improvement work. During such period, Tenant shall continue to pay all charges for electricity. Tenant shall be responsible to make all arrangements for putting the gas meter for the entire Premises in Tenant’s name.

4. Landlord and Tenant each represent and warrant to the other that it has dealt with no broker in connection with the consummation of the Amendment and in the event of any brokerage claims against Landlord or Tenant predicated on prior dealings with the other party (called, the “indemnifying party”), the indemnifying party agrees to defend the same and indemnify and hold the other party harmless against any such claim.

5. Each of Landlord and Tenant represents that the person executing this Amendment is duly authorized to execute and deliver this Amendment on behalf of said company, corporation and/or limited liability company.

6. This amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.

7. This Amendment shall not be valid and binding until executed by Landlord, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

8. The recitals set forth above are hereby incorporated by reference. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

9. As amended hereby, the Lease is ratified and confirmed in all respects and shall continue in full force and effect, and from and after the date of this Amendment all references to the “Lease” shall mean the Lease, as amended by this Amendment.

Signatures appear on the following page

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment of Lease under seal as of the date first written above.

LANDLORD:
NWP BUILDING 4 LLC, a Massachusetts limited liability company

By:	NW ASSOCIATES LLC, its sole Manager

By:	/s/ Adele Olivier
Print Name:	Adele Olivier
Title:	Manager

By:	/s/ Rodger P. Nordblom
Print Name:	Rodger P. Nordblom
Title:	Manager

By:	/s/ Peter C. Nordblom
Print Name:	Peter C. Nordblom
Title:	Manager

TENANT:
LEMAITRE VASCULAR, INC.

By:	/s/ Trent G. Kamke
Print Name:	Trent G. Kamke
Print Title:	Senior VP - Operations

EXHIBIT A-2

THE PREMISES